Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Properties
Announces Monthly Series F Preferred Stock Dividend for June 2015

Phoenix, AZ, May 22, 2015 - American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: “ARCP”) announced today that, pursuant to the authorization of its board of directors, it will pay a monthly dividend to holders of its 6.70% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), in respect of the period commencing May 15, 2015 through June 14, 2015, on June 15, 2015. Holders of Series F Preferred Stock on June 1, 2015 will be eligible to receive such dividend. The dividend for the Series F Preferred Stock accrues daily on a 360-day annual basis equal to an annualized dividend rate of $1.675 per share, or $0.1395833 per 30-day month.

About ARCP
ARCP is a leading, self-managed commercial real estate investment trust (“REIT”) focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP owns approximately 4,650 properties totaling 102 million square feet of leasable space in 49 states, as well as Washington D.C., Puerto Rico and Canada. Additionally, ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs. ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements
Information set forth herein (including information included or incorporated by reference herein) may contain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors which could cause actual results to differ materially from those contained in the forward-looking statements, including ARCP’s ability to pay its Series F Preferred Stock dividend timely and at the announced rate. Additional factors that may affect future results are contained in ARCP’s filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Investor Contact:
Bonni Rosen
212-590-3940